Exhibit 8.2
DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

February 29, 2008

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 1060 dated February 27, 2008 relating to 13.50% (equivalent to 27.00% per annum) Reverse Exchangeable Notes due August 29, 2008 Linked to the Least Performing Common Stock in the Dow 10 IndexSM (not including the common stock of JPMorgan Chase & Co.) (not including the common stock of JPMorgan Chase & Co.) (the “Pricing Supplement”) to product supplement no. 88-I dated July, 19 2007 relating to Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM (not including the common stock of JPMorgan Chase & Co.) (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Put Option and a Deposit” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Put Option and a Deposit” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell